Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Liberty Bancorp and Capitol Bancorp Limited Announce the Mutual
Termination of Western Liberty’s Agreement to Acquire 1st Commerce Bank

Las Vegas, Nevada, November 12, 2009 — Western Liberty Bancorp (NYSE AMEX: WLBC) and Capitol Bancorp Limited (NYSE: CBC) today announced the mutual termination of the planned acquisition of Capitol Bancorp’s Nevada-based affiliate, 1st Commerce Bank, by Western Liberty.  The proposed acquisition was first announced on July 14, 2009.  Both Western Liberty and Capitol Bancorp have mutually decided it is in the best interests of all parties involved to terminate the planned acquisition of 1st Commerce at this time in order to pursue other opportunities.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. Forward looking statements include statements regarding the consummation of the acquisition of Service1st Bank, Western Liberty’s plans for the bank post-closing and the effect of the acquisition on Service1st and the Nevada banking system as a whole. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Western Liberty Bancorp
Western Liberty Bancorp intends to operate as a “new” Nevada financial institution bank holding company upon receiving regulatory approvals and consummating acquisitions in the banking sector. The company currently has an agreement to purchase Service1st Bank of Nevada. The consummation of the acquisitions are subject to such conditions as are customary for an acquisition of its type, including without limitation, obtaining all applicable governmental and other consents and approvals. The company expects to conduct operations through its wholly-owned banking subsidiaries post-acquisition. Western Liberty expects to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, treasury management services, trade finance, consumer loans and a broad range of commercial and consumer depository products. In addition, Western Liberty Bancorp intends to use cash on hand to facilitate additional acquisitions and to fund prudent loan portfolio and deposit base growth.

Company Contact:

Andrew Nelson
Chief Financial Officer
Western Liberty Bancorp
(212) 445-7800